Exhibit 10.16

Amendment Agreement

to

Assignment and transfer agreement

(“Amendment Agreement”)

dated

April 10, 2017

between

NEUROLIFESCIENCES SAS, 1, rue de Stockholm, 75008 Paris, France

(“Assignor” or “NLS FRANCE”)

and

nls-1 pharma ag, Breitenweg 10, 6370 Stans, Switzerland

(“Assignee” or “NLS-1”)

(together, the “Parties”)

relating to

the assignment and transfer of rights and obligations under a licence agreement

WHEREAS:

(1)	The Parties entered into an assignment and transfer agreement, dated August 31, 2015 (“Assignment and Transfer Agreement” or “ATA”), according to which Assignor assigned and transferred to the Assignee all of its rights, titles, interest and obligations (in particular all rights related to the licence of patents and the purchase option right) under or in connection with a licence agreement with Assistance Publique Hôpitaux de Paris, Paris, France, dated February 12, 2015 (“Contractual Rights”);

(2)	As stipulated in the ATA, the Parties agreed to a consideration of EUR 125’000, which the Parties mutually understand to reflect an execution payment (“Execution Payment”) for the assignment and transfer of the Contractual Rights;

(3)	The Parties then engaged in the determination of an arm’s length remuneration for the transfer of the Contractual Rights based on the information available at the date of transfer and in accordance with the OECD Transfer Pricing Guidelines;

(4)	Based on an independent valuation of the Contractual Rights by Baker & McKenzie SCP, Paris the parties defined additional, conditional considerations upon achievement of certain events (“Milestone Payments”) that reflect the value of the Contractual Rights at the time of transfer, taking into account the timing and probability of each predefined event (“Milestone”);

(5)	The Parties mutually agree on the validity of the valuation approach and on the appropriateness of the additional consideration in the form of Milestone Payments, and further accept that the agreed consideration is exhaustive and final, whether or not one or all of the Milestones as defined in this agreement are actually achieved at a later point in time;

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES ABOVE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Confirmation regarding Sections 1 and 2 of the Assignment and Transfer Agreement

The Parties herewith confirm that (i) the Execution Payment has been made and received, (ii) all the conditions laid down in the Assignment and Transfer Agreement were fulfilled and (iii) the assignment and transfer set forth in art. 1 of the ATA has become fully effective.

2.	Amendement of Section 1 of THE ASSIGNMENT AND TRANSFER AGREEMENT: Milestone Payments

2.1	In addition to the Execution Payment as set forth in Section 1 of the ATA, Assignor shall be entitled to certain Milestone Payments to be paid by Assignee to Assignor in recognition of the assignment and transfer of the rights as set forth in the ATA.

2.2	The following Milestones and respective Milestone Payments are agreed between the Parties:

(a)	A first Milestone Payment contingent upon successful completion of phase 3, amounting to EUR 6’000’000.00 (six million euros);

(b)	A second Milestone Payment contingent upon successful filing of a complete registration application with the first relevant regulatory authority of a country of choice by the Assignee, amounting to EUR 6’000’000.00 (six million euros); and

(c)	A third Milestone Payment contingent upon the first successful granting of marketing authorization in any given country, amounting to EUR 28’000’000.00 (twenty-eight million euros).

2.3	The Parties mutually agree on the validity of the valuation approach and on the appropriateness of the additional consideration in the form of Milestone Payments, and further accept that the agreed consideration is exhaustive and final, whether or not one or all of the Milestones as defined in this agreement are actually achieved at a later point in time.

2.4	In this context, “successful completion of phase 3” means the confirmation of reaching the goals defined in the development plan of NLS-1; “registration application” means the complete set of information to be submitted to the relevant regulatory authority and “marketing authorization” means all applicable licenses and governmental approvals that may be necessary to permit the commercialization of the products.

2.5	The Assignee shall notify the Assignor within thirty (30) days of reaching a Milestone and shall make the respective Milestone Payment to the Assignor within ninety (90) days after such notification to an account to be indicated by Assignor.

2.6	The Assignee may elect at any time and in its own discretion to fully or partially advance the settlement of all remaining of the aforesaid Milestone Payments.

3.	No further Changes

Other than as set forth herein, no further amendments shall be made to the ATA and the ATA shall remain in full force and effect. NLS FRANCE herewith repeats for the benefit of the Assignee the representation and warranties set forth in the ATA.

4.	governing law and jurisdiction

4.1	This Amendment Agreement shall, in all respects be governed by and construed in accordance with Swiss law.

4.2	All disputes arising out of or in connection with this Amendment Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

NeuroLifeSciences SAS

/s/ Eric-Jean Desbois
Eric-Jean Desbois

NLS-1 Pharma AG

/s/ Ronald Hafner
Ronald Hafner

/s/ Alexander Zwyer
Alexander Zwyer

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